EXHIBIT 99.2

THOMSON REUTERS STREETEVENTS

EDITED TRANSCRIPT

STFC - Q3 2013 State Auto Financial Earnings Conference Call

EVENT DATE/TIME: OCTOBER 31, 2013 / 03:00PM GMT

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

OCTOBER 31, 2013 / 03:00PM GMT, STFC - Q3 2013 State Auto Financial Earnings Conference Call

CORPORATE PARTICIPANTS

Steve English State Auto Financial - SVP & CFO

Bob Restrepo State Auto Financial - Chairman, President & CEO

Joel Brown State Auto Financial - SVP, Standard Lines

Jessica Buss State Auto Financial - SVP, Specialty

CONFERENCE CALL PARTICIPANTS

Paul Newsome Sandler O'Neill Asset Management - Analyst

Larry Greenberg Langen McAlenney - Analyst

Brett Shirreffs Keefe, Bruyette & Woods - Analyst

PRESENTATION

Operator

Welcome and thank you for standing by. (Operator Instructions). Today’s conference is being recorded. If you have any objections, you may disconnect at this time. I will now turn your call over to Senior Vice President and Chief Financial Officer, Steve English. Sir, you may begin.

Steve English - State Auto Financial - SVP & CFO

Thank you, Christy. Good morning and welcome to our third-quarter 2013 earnings conference call. Today I'm joined by our Chairman, President and CEO, Bob Restrepo; Joel Brown, Senior Vice President of Standard Lines; Jessica Buss, Senior Vice President of Specialty; Chief Investment Officer, Scott Jones; and our Chief Actuarial Officer, Matt Mrozek.

Today’s call will include prepared remarks after which we will open the lines for questions.

Please note our comments today may include forward-looking statements, which by their nature involve a number of risk factors and uncertainties which may affect future financial performance. Such risk factors may cause actual results to differ materially from those contained in our projections or forward-looking statements. These types of factors are discussed at the end of our press release, as well as in our annual and quarterly filings with the Securities and Exchange Commission to which I refer you. A financial packet containing reconciliations of certain non-GAAP measures, along with supplemental financial information, was distributed to registered participants prior to this call and made available to all interested parties on our website, www.stateauto.com, under the Investors section as an attachment to the press release.

Now I’ll turn the call over to STFC's President, Chairman and CEO, Bob Restrepo.

Bob Restrepo - State Auto Financial - Chairman, President & CEO

Thank you, Steve, and good morning, everyone.

Results for State Auto continue to improve for the quarter and year-to-date on both an ex-catastrophe and all-in basis. The only real exception is our personal auto line, which continues to perform below expectations.

In the third quarter, results were affected by PIP liability losses, higher than average physical damage loss ratios and unprofitable results in five states, which account for 14% of our premium volume. We have pricing and agency management actions already implemented in the states of Arizona, Colorado, Georgia, Illinois and Michigan. The other 23 states where we write personal lines are performing very well. We expect improved performance in this important line as our pricing and agency actions earn out.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

OCTOBER 31, 2013 / 03:00PM GMT, STFC - Q3 2013 State Auto Financial Earnings Conference Call

Homeowner results continue to improve and will finish the year with a strong underwriting profit. Results are masked a bit by our homeowner quota share treaty, which is performing as expected, but does hurt our bottom line in the short-term. In the third quarter, it elevated our combined ratio by 3.5 points. For the year, our combined ratio increased 2.4 points as a result of the treaty.

We’re also very pleased with our business insurance results, which continue to improve. The underwriting discipline, claim improvements and high single-digit price increases are all contributing to improved results. Production remains good, resulting from price increases, larger new business accounts, and economic growth. Joel Brown will comment on our standard lines, personal and business insurance results in more detail shortly.

Specialty insurance results also continued to improve and remain excellent, excluding the impact of the RED runoff. Our E&S property results were exceptionally good in the quarter, driven by no hurricane losses and a reinsurance recovery from a prior quarter. E&S casualty results are good with accelerating growth coming from the addition of new underwriting talent. The programs unit will improve as RED runs off and as we grow earned premium from five new programs which we booked last year.

And lastly, worker’s compensation results are quite profitable, and our performance significantly exceeds industry results. We're definitely benefiting from our niche within a niche strategy, which focuses on attractive states, four wall classes of business and our focus on the small account and debit mod markets. We have a state-of-the-art claim capability and are achieving high single-digit price increases. All this contributes to superior results. Jessica Buss will comment on specialty insurance results following Joel's comments.

Our performance in each of the segments contributed to substantially improved results this past quarter relative to last year and our year-to-date results, which are well ahead of 2012. We’re seeing higher price increases in all segments, more normal weather patterns and the runoff from RED. Our combined ratio for the quarter was 101.4% and is 101.7% for the year. Setting aside the impact of RED and the homeowner quota share treaty, our third-quarter combined ratio is 96.7% for the quarter and 97.8% year-to-date. Third-quarter net income was $0.45 a share with $0.33 a share coming from operations.

Year to date, STFC’s net income was $1.09 a share with $0.84 a share coming from operations. All this contributed to an increase to book value of $0.54 a share. The quarter-end book value of $18.07 a share includes a reduction of $2.47 a share for the deferred tax asset valuation allowance. Our trailing 12-month return on equity result was 8.9%.

And with that, I'll turn you over to Joel Brown. Joel?

Joel Brown - State Auto Financial - SVP, Standard Lines

Thank you, Bob. Standard lines continues to show overall loss ratio improvement on both a quarterly and a year-to-date basis. Personal auto produced a loss ratio of 69.7% compared to 65.5% for the same period in 2012. Year-to-date personal auto was at 67.4% compared to 66.1% for the first nine months of 2012.

For the quarter, three key factors impacted the loss ratio — personal injury protection coverage added 1.2 points and a deteriorating physical damage trend accounted for an additional 1.1 point. Additionally, we are aggressively dealing with the five states that Bob mentioned previously, which are having a disproportionate impact on loss ratio. A multifaceted strategy, including aggressive rate, is in place to improve results in these five states. The majority of our other 23 states, which account for 86% of the written premium, are performing well. We’re addressing all states and all lines of auto business with rate. Rates increased in the third quarter, and we're on track to produce a price change exceeding 7% for the year. Rates are outdistancing flat loss trends, and the earned premium impact on personal auto is projected to be over 6% in the fourth quarter.

Consequently, margin improvement is expected going forward. Written premium for auto was down 1.9% for the quarter, impacted by the agency management actions which are a part of our homeowners improvement plan.

Our aggressive homeowners actions are producing profitable results. The loss ratio was 43.8% for the quarter. This result is higher than 29.5% in the third quarter of 2012. The difference in the quarter-over-quarter results are due to last year’s third-quarter CAT loss ratio of negative 5.1%. Through nine months, the improvement in loss ratio is 5.9 points, and our homeowner's line is profitable year-to-date. We have benefited from a return to more normal catastrophe experience this year, but the non-CAT loss ratio improvement of 4.4 points is driving the profitable result. Continued rate and multiple actions we’ve talked about in previous calls, including geographic redistribution, bi-peril rating, implementation of aggressive all peril and wind/hail deductibles, and agency management are having the expected impact. Rate changes will exceed 13% this year, and the all-in price impact of rate change, insurance to value and inflation guard will be approximately 20%. Our price is well in excess of loss trends.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

OCTOBER 31, 2013 / 03:00PM GMT, STFC - Q3 2013 State Auto Financial Earnings Conference Call

Written premium growth for the quarter was 2.6% and is 5.1% through nine months. The written premium increase is due solely to price increases as overall policies in force are down for the year.

Our business segment is showing modest premium growth. For the quarter, the loss ratio improved 2.7 points. Year-to-date the loss ratio was 56, which is 8.9 points better than 2012. Both CAT and non-CAT loss ratios are contributing to the overall improvement. Rates as measured by price per exposure increased 7.7% for the quarter and are up 7.5% through nine months.

The commercial auto loss ratio improved 6.8 points compared to the third quarter of 2012 and 1.5 points on a year-to-date basis. Pricing for auto is in excess of loss trends and is up 6.6% for the quarter and 6.4% year to date. Commercial auto written premium increased 15% for the quarter and 11.1% year to date. Policies in force are flat with growth coming from price, exposure increases and the writing of larger accounts.

The commercial multi-peril loss ratio was 55.3% for the quarter and 62.6% through nine months. This compares to 2012 loss ratios of 53.6% and 72.5% for the respective periods. The improvement in results on a year-to-date basis is due to improving CAT and non-CAT loss ratios and a reduction in large losses. Pricing is up over 9% in our business owners line for the quarter and 8.7% through nine months. Total commercial multi-peril written premiums are up 12.9% for the quarter and 13.5% on a year-to-date basis.

Policies in force are flat through the first nine months. As with auto, growth is due to price and larger premium accounts. The loss ratio for other product and liability was 54.7% for the quarter and 53.6% year to date. Pricing increased 7.7% for the quarter and 7.4% for year-to-date. Pricing is in excess of loss trends.

I’ll now turn it over to Jessica Buss to discuss specialty results.

Jessica Buss - State Auto Financial - SVP, Specialty

Thanks, Joel. My comments today will follow our specialty insurance segment reporting, which is broken into E&S property, E&S casualty, programs and worker's compensation. Our overall specialty loss ratio of 62% decreased 46.7 points for the quarter, attributable to the continued significant performance improvements in our program and worker's compensation business and a property unit reinsurance recovery.

In specialty, we continue to see a firming market with rate improvements year-to-date in the mid-single digits. Net written premium quarter over quarter decreased 10.1%. Production was strong in our specialty unit, but was offset by premium decreases in the terminated RED accounts that are now in runoff.

The E&S property and casualty units continued to produce strong profit and growth. We had a solid E&S property non-CAT loss ratio for the quarter of 14.4%. Including catastrophes, the loss ratio for the quarter is a negative 3.6%, primarily due to a revised estimate on a reinsurance recovery associated with the hail loss incurred in the second quarter of 2013.

We continued to see a positive rate environment in the third quarter with a year-to-date rate increase of 6.5%, driven mostly by our wind only business. Property catastrophe reinsurance rates continued to decline, and with new reinsurance capacity entering the market and a lack of material hurricane activity, we believe pressure on property rates will intensify in the fourth quarter. Third-quarter premium growth of 34.8% was driven by a property book rollover and business from new distribution partners.

The E&S casualty unit also performed well with a profitable quarter-to-date loss ratio of 57.9%, which exceeded the same period of 2012 by 3 points due primarily to a surety loss and a shift in our casualty business mix, but is still performing as expected. E&S casualty growth in the quarter of 6.2% was attributed to organic growth in our umbrella and general liability business. We continue to invest in building scale in our E&S businesses through technology, improved broker relationships and best-in-class underwriters focused on niche products, which is evidenced in our results year-to-date.

Our program unit showed significant improvement in the third quarter as the runoff business previously written by RED had a smaller impact on results and our new specialty programs, with more favorable loss ratios, continue to earn out.

In addition, we had a year-to-date loss ratio improvement of 10.4 points in our largest active program. This is reflected in a loss ratio improvement of 64.4 points for the quarter and 24.2 points year-to-date.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

OCTOBER 31, 2013 / 03:00PM GMT, STFC - Q3 2013 State Auto Financial Earnings Conference Call

We’re very pleased with the rate increases that we are experiencing in this unit of 4.3%, which exceeded loss cost trends. Our largest program achieved a 10.5% rate increase.

We continue to build out our program's unit focusing on small to medium programs with MGUs having proven track records in terms of profitability and distribution. We have achieved quarter to date growth in each program and expect continued improvements as the impact of RED run-off business diminishes.

Results in the third quarter for our worker's compensation business continue to be better than expected and substantially outperform the industry. Our niche within a niche strategy of writing worker’s' compensation business with a specialty focus in select states and classes has significantly improved results year-to-date. Our worker’s compensation book finished the quarter with a 63.7% loss ratio, outperforming the same period of 2012 by 26.8 points. Our current quarter’s results were aided by a firming price environment and favorable development on prior accident year reserves. We achieved an overall rate increase of 7.9% on our worker's compensation business year-to-date, which is in excess of loss cost trends. Year-to-date growth of 1.1% was focused on our targeted states and classes and mostly driven by rates.

Approximately 86% of our business is written in states which we have determined are historically profitable and attractive based on company and industry results, statutory and compliance environments, claims data, market potential, and enterprise footprint and strategy. We anticipate continued solid underwriting profits from our niche worker's compensation strategy, which focuses on accounts under $10,000 and our traditionally profitable debit mod business written by RTW.

And with that, I will turn you over to Steve English.

Steve English - State Auto Financial - SVP & CFO

Thanks, Jessica. As Bob mentioned, our book value per share is up $0.54 this quarter, driven by earnings and investment valuations for our equity securities and other invested assets, which are carried at fair value and includes our investment in international equity funds. Fixed maturity valuations did fall as rates rose in the quarter. The duration of STFC’s fixed maturity portfolio was 4.8 as of the end of the quarter. TIPS CPI adjustments, which are recognized in investment income, account for quarterly fluctuations on a sequential and year-over-year basis.

As was discussed last quarter, our net deferred tax asset has increased throughout the year for bonds with unrealized losses that we have the intent and ability to hold to maturity. There has been no change in our views regarding the allowance since last quarter, and we do not anticipate reversing the allowance in 2013.

Our trailing 12-month ROE for September 30, 2013 was 8.9%, while the prior year comparable was 13.6%.

As a reminder, the prior year ROE includes a couple of nonrecurring items from the fourth quarter of 2011. That quarter included an unusual tax benefit in the amount of $35.7 million caused by the tax accounting exception we discussed in 2011, the year the allowance was established. In addition, a $14.9 million postretirement benefit curtailment gain was recognized as a result of our decision to no longer offer retiree health benefits to certain retirees and associates.

Finally, Joel briefly commented on our business insurance net written premium growth, which on a reported basis was 0.9% in the quarter compared to 12.5% growth through six months of this year. We previously discussed this, but again as a reminder, we made a change to our reinsurance effective July 1, 2012. We previously ceded umbrella premium under a quota share treaty, and since that date, this business has been subject to our casualty excess of loss treaty.

Net written premiums in the third quarter of 2012 includes a $7.2 million unearned premium transfer back to us in connection with terminating the former quota share treaty.

And with that, we would like to open up the line for your questions. Christie?

QUESTION AND ANSWER

Operator

(Operator Instructions). Paul Newsome, Sandler O’Neill.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

OCTOBER 31, 2013 / 03:00PM GMT, STFC - Q3 2013 State Auto Financial Earnings Conference Call

Paul Newsome - Sandler O'Neill Asset Management - Analyst

Thanks for the call. I wanted to ask it looks like you got the home insurance business turned around, which is awesome. Do you think you are kind of where you need to be yet? And would you — I guess could you talk about sort of ultimately potentially reversing the reinsurance treaty or otherwise getting off of it and getting back to sort of a fully normal home insurance type structure if that's in the cards, or are you — I’ll just leave it at that. Maybe you could just kind of talk to that issue.

Bob Restrepo - State Auto Financial - Chairman, President & CEO

Yes, Paul, let me start off and kind of paint the picture of where we are. I’ll ask Joel to — I’ll talk about where we see ourselves going over the next 12 months, and then Steve can talk about our preliminary planning regarding the quota share treaty, which will continue through 2014.

In terms of where we are right now, we’re still not where we want to be. We’ve had significant improvement, but we expect to see earned premium roll outs over the next 12 months or so. Our ex-catastrophe loss ratio will continue to improve, and we’re pretty much on plan, the kind of improvement we expected in our ex-catastrophe loss ratio result this year in the 5 to 6 point range. Fourth quarter is usually our best quarter. So we expect continued improvement throughout the rest of this year. The price increases that Joel talked about, the 20%, as they roll into next year, we expect continued improvement next year. Our rate indications have declined a bit, but are still — we’re still looking for some rate increases, but not to the extent that we’ve had in the past. We do see the light at the end of the tunnel, and we do see an opportunity next year to get back to our traditional marketing model, which is selling on a total account basis particularly focusing on what we call the prime of life market. And I will ask Joel to comment on that and what we see for next year.

Joel Brown - State Auto Financial - SVP, Standard Lines

Okay. Thanks, Bob. We do believe that our homeowner’s book is now at rate adequacy. We look at our pure premium trend, which is relatively benign. We have our new policy conditions and deductibles in place across all states. We have seen a dramatic redistribution of our book of business as we've intentionally decreased PIF in our worst-performing states by over 25%.

So as we look at next year, 2014, we’re looking at stabilizing our overall book of business and beginning to grow accounts through our Prime of Life, which, again, concentrates on insureds 45 to 65. Responsible credit scores. Both the auto and home. So we do feel most of the fix is behind us, Paul, and we look forward to stabilizing and beginning to write account business again in all of our states.

Steve English - State Auto Financial - SVP & CFO

Paul, this is Steve. In terms of the existing quota share treaty, by contract it will run through the end of 2014. There’s no early opt out provisions of any sort in that contract. We just met with our Board and reviewed the status of that, and if you revisit the reasons why we entered into the contract to begin with, it was looking at capital protection and catastrophe loss protection. And, of course, in the last two years and by the time we get to the end of 2014, we believe we will have reshaped that homeowners book from a risk perspective. So at that juncture, it becomes a view of where we feel we are from a capital perspective.

Group capital as of 9/30/2013 has grown to $1.13 billion, and we’re up in the public company. The statutory capital is sitting at $685 million. So that’s up about $54 million since the beginning of the year, and we did take out $10 million and move it to the holding company level this year. So it really from an all-in perspective was up $64 million.

So, what we’ll be doing is looking at our opinion of where we are from a capital perspective and may look — certainly, that treaty is going to expire. We would then look to whether or not we want to redeploy any of that into maybe an earnings protection type vehicle, one that's not necessarily geared towards providing explicit capital protection. At this point, that's really all I can share with you.

Paul Newsome - Sandler O’Neill Asset Management - Analyst

That’s great. I'll requeue and let some other folks ask questions.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

OCTOBER 31, 2013 / 03:00PM GMT, STFC - Q3 2013 State Auto Financial Earnings Conference Call

Operator

Larry Greenberg, Janney Capital Markets.

Larry Greenberg - Langen McAlenney - Analyst

I was just wondering if we could dig a little bit deeper on auto, on personal auto, and understand, you know, does this quarter represent a real setback in your view in the recovery of that line? You know, listening to Joel’s comments about the earned premium that’s going to flow through in the fourth quarter and an expectation of underwriting improvement, you know I thought that was kind of the message last quarter for the third quarter. So I’m just trying to understand the dynamics at work here. You know, could there have been some PIP reserving that impacted the reported ratios and underlying trends haven’t changed that much. If you could just go into that a little bit more.

Bob Restrepo - State Auto Financial - Chairman, President & CEO

Larry, this is Bob Restrepo. I’ll ask Joel to provide more color. But when we look at third-quarter results on a standalone basis, we think it is a blip. It performed higher than where we have been trending, and the trend has been pretty flat. We’ve been looking for improvement over the trend, and we saw some deterioration this year, primarily due to things that we think are one-timers related to PIP and uptick in property damage, which was running hotter than what we were seeing, and we think that’s a temporary.

I think what we’ve been frustrated by is the fact that our pure premium trends in the aggregate have flattened. We’re getting price increases, and we just haven’t seen the margin improvement. Again, the deterioration we saw this quarter we think is a bit of a blip, but what we're really looking for is improvement, longer-term improvements, sustained improvement, and we have not seen that yet.

Joel Brown - State Auto Financial - SVP, Standard Lines

Larry, this is Joel. I’ll speak specifically to the five states that Bob alluded to because those did have a disproportionate impact on our loss ratio. They are smaller states. They were growth states that we have been working on and addressing through rate and other actions all year. But, collectively, that group of five states results, the poor results accelerated this quarter. We have price in the system already, and we’ll be continuing to be aggressive with price. We’re re-underwriting specific agents in parts of the books of business in those five states, and we're also employing agency management actions. We’ve already terminated some agents, and we've got books in runoff.

So those five states, which again represent just 14% of our premium, we expect to have under control fairly quickly, and then we expect to see the positive results in margin improvement that would be indicated based upon our loss trends and our premium gains.

Larry Greenberg - Langen McAlenney - Analyst

So when did these agency actions in these five states begin?

Joel Brown - State Auto Financial - SVP, Standard Lines

We’ve been active with that all year. Probably second quarter, we specifically got active in Michigan. Michigan is not only driving our poor results, but they are a contributor to our PIP results since they represent 39% of the PIP. So we have been extremely active in that state.

Bob Restrepo - State Auto Financial - Chairman, President & CEO

There is a lag. There is usually six months, and Michigan might even be longer. So we really won't see the full impact of the agency actions until probably 2014, but we do expect some improvement from pricing actions.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

OCTOBER 31, 2013 / 03:00PM GMT, STFC - Q3 2013 State Auto Financial Earnings Conference Call

Joel Brown - State Auto Financial - SVP, Standard Lines

And as we’ve slowed new business dramatically, we expect improvement from that as well.

Larry Greenberg - Langen McAlenney - Analyst

Okay. And then my normal questions, which Steve always cringes at — .

Bob Restrepo - State Auto Financial - Chairman, President & CEO

He’s cringing as you speak.

Larry Greenberg - Langen McAlenney - Analyst

Can you quantify any reserve development in RED or anything specifically associated with Michigan PIP?

Steve English - State Auto Financial - SVP & CFO

Not on Michigan PIP. I will speak to your RED question, and let me preface it with a bit of commentary because certainly the two largest programs that were in that RED runoff was the transportation trucking program and the restaurant hospitality program.

So just as a reminder, in the trucking program, we stopped writing new policies in April of 2012, and in the restaurant program, we’ve stopped writing policies effectively here in 2013. So certainly as time is marching on, we’re getting more and more comfortable and confident in the numbers.

Of course, the trucking losses emerge a little faster and develop quicker than the restaurant losses due to the difference between trucks and liquor liability.

So having said that, consistent with some of my commentary earlier in the year, we have been putting up pretty aggressive loss ratios on the current accident year, somewhere near 100%, and the adverse development that we did book this quarter was $2.3 million on the prior business. So that's running through the quarter, and that's $5.4 million year-to-date.

Larry Greenberg - Langen McAlenney - Analyst

And then, in the expense ratio, where you referenced accruals for contingents and other incentive comp, was there any catch up in that from the first half of the year?

Steve English - State Auto Financial - SVP & CFO

Yes, there is, and there are actually two things going on there. In the third quarter, a year ago, when we established the large charge on the RED business, through six months a year ago, not anticipating that it was going to happen, we had set certain six-month accruals on those programs, and then we are revising those adjustments downwards in the third quarter a year ago.

Now, in the current year, certainly as we got through June and we were looking forward, we did not anticipate, quite honestly, that the third-quarter property results would be as good as they were. So there is a bit of a catch up in the current year for that reason, and then there is the opposite kind of effect happening in the prior year.

So, really, I think as you look at the year-to-date ratios it is a bit more indicative of how we’re running on a year-over-year basis as opposed to the quarter to quarter.

Larry Greenberg - Langen McAlenney - Analyst

Okay. Thanks.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

OCTOBER 31, 2013 / 03:00PM GMT, STFC - Q3 2013 State Auto Financial Earnings Conference Call

Operator

Brett Shirreffs, KBW.

Brett Shirreffs - Keefe, Bruyette & Woods - Analyst

I want to hit the auto again. I was wondering if your strategy in homeowners over the last couple of years has impacted your customer mix at all on the auto book?

Bob Restrepo - State Auto Financial - Chairman, President & CEO

Again, this is Bob Restrepo. I’ll let Joel comment on it in detail, but the short answer is no. When we look at our risk profile in the auto book, if anything, we think it's somewhat better notwithstanding the five states that Joel addressed.

So when you take this kind of action, you are always concerned and mindful and monitor adverse selection, but we have not seen that. If anything as I said, I think our risk profile has improved somewhat.

Joel Brown - State Auto Financial - SVP, Standard Lines

This is Joel. Our agents do a great job of cross-selling. So there have been times when we’ve lost the homeowners policy, and due to our actions we lost the corresponding auto. However, as we evaluate our profile, we’re seeing less violation activity on new business. We're seeing better credit scores. We're seeing newer vehicles.

So actually, our new premium is actually down a little bit because we’re writing better overall business, which we expect to have better loss results going forward. So, to Bob’s point, we’ve really seen a slight improvement in our overall profile, and historically we’ve always had a strong profile based upon what I mentioned earlier, that conservative demographic which we call Prime of Life.

Bob Restrepo - State Auto Financial - Chairman, President & CEO

The thing I would add to that is, part of our strategy has always been to diversify geographically and to have above average growth rates in the states that are not as vulnerable to the weather. And as we have grown some of those states, we’ve grown it with new prices, and in retrospect those prices were not adequate in those states. And that has definitely contributed to the poor results that we have in those five states, and that's what we’re addressing now.

They are less mature states. The pricing is less mature, and the results in retrospect are not what we expected when we rolled out those new prices. So that’s what we’re addressing.

Brett Shirreffs - Keefe, Bruyette & Woods - Analyst

Okay. That’s very thorough. And then some players in the auto market have talked about potentially getting more competitive and trying to grow more aggressively. I was wondering if you’ve seen any changes in kind of the competitive environment for personal auto lately.

Bob Restrepo - State Auto Financial - Chairman, President & CEO

Personal auto has been very competitive for quite some time, but we deal with competitors with all different types of distribution systems, state-of-the-art pricing models. So we’ve been able and continue to be able to compete very effectively. We don’t expect — once our agency termination settles down, we expect to have modest and by modest I mean low single-digit growth in the personal lines business going forward. We do expect our policy count loss to stabilize, and when we look at our retention levels, netting out the impact of the agency management actions, they are consistent with what we traditionally enjoy. And our new business rates aren’t what they were several years ago because of the agency management actions. We have less agents out there to produce new business. But we're still pretty comfortable with their yield from the independent agents that we're working with.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

OCTOBER 31, 2013 / 03:00PM GMT, STFC - Q3 2013 State Auto Financial Earnings Conference Call

So, net net I think once we get back to quote-unquote normal in the personal lines business, we’ll have a normal flow of new business in what has always been a very competitive marketplace.

Brett Shirreffs - Keefe, Bruyette & Woods - Analyst

Okay. Thanks. And then just two quick numbers questions for Steve, if I could. I was wondering if you have on hand the reserve balance for the RED book currently, and then also if you could quantify the favorable catastrophe development during the quarter? Thanks.

Steve English - State Auto Financial - SVP & CFO

The net reserve balance on the RED business is $103 million, and in terms of the catastrophe, in Jessica’s comments, she mentioned some favorable development in our specialty segment. We also — we did have a bit of some adverse development that exactly washed that out. So on a net net basis, the 2.4 points that you're seeing in the quarter is actually the calendar quarter accident ratio as well.

Brett Shirreffs - Keefe, Bruyette & Woods - Analyst

Perfect. Thank you very much.

Operator

(Operator Instructions). Paul Newsome, Sandler O'Neill.

Paul Newsome - Sandler O'Neill Asset Management - Analyst

I’ve been asking this of everybody. Do you have any thoughts on the new accounting for the — for insurance accounting for FASB and the ICDs going forward?

Steve English - State Auto Financial - SVP & CFO

Not that I can say publicly on the phone, Paul. As I think you and I have spoken about this and as I’ve spoken to others, I do have an opinion, which is that they are trying to force the property and casualty model into more of a life model, and I think in their attempt to make things in their stated words clearer and more transparent, I think they’re going to accomplish the opposite.

Paul Newsome - Sandler O'Neill Asset Management - Analyst

Thank you very much.

Operator

Larry Greenberg.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

OCTOBER 31, 2013 / 03:00PM GMT, STFC - Q3 2013 State Auto Financial Earnings Conference Call

Larry Greenberg - Langen McAlenney - Analyst

Hey, Bob. Just on your ROE objective of 10%, can I infer from your comments on auto that I mean that is not changing your expectations for getting there timing wise or magnitude?

Bob Restrepo - State Auto Financial - Chairman, President & CEO

No, it’s not. Our 10% ROE remains our goal, and we’ve got some work to do on the personal auto, which has really only been the primary laggard. We’re kind of at or slightly better than where we expected from a standard commercial line standpoint. We are extremely pleased with our specialty insurance results. Worker’s compensation in particular is exceeding our expectations. Property is exceeding our expectations, but that can bounce around on a year-to-year basis.

So the unusually good results we had this year, we are not necessarily anticipating when we look at our 10%. But we clearly have to fix our personal auto problem to be able to achieve our 10% ROE, and we have confidence that we will. That's a line that — there’s not a lot of mystery in the line. We know it well, and we know what our problems are, and we're addressing them.

Larry Greenberg - Langen McAlenney - Analyst

But if I went back a year ago when you stated an objective, where we are today recognizing the good and the bad, the timing of that expectation hasn't changed, or has it changed?

Bob Restrepo - State Auto Financial - Chairman, President & CEO

It has not changed.

Larry Greenberg - Langen McAlenney - Analyst

Okay. Thanks.

Operator

We have no further questions at this time.

Bob Restrepo - State Auto Financial - Chairman, President & CEO

Well, thank you, Christy, and we want to thank all of you for participating in our conference call and for your continued interest in and support of State Auto Financial Corporation. We look forward to speaking with you again on our fourth-quarter call, which is currently scheduled for February 20, 2014.

Thank you and everyone have a great day.

Operator

Thank you for participating on the conference today. You may now disconnect all your lines.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

OCTOBER 31, 2013 / 03:00PM GMT, STFC - Q3 2013 State Auto Financial Earnings Conference Call

DISCLAIMER

Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2013 Thomson Reuters. All Rights Reserved.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.